UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 5, 2017

Albany Molecular Research, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-35622	14-1742717
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

26 Corporate Circle, Albany, NY	12212
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(518) 512-2000

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☒  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01. Entry into a Material Definitive Agreement.

Merger Agreement

On June 5, 2017, Albany Molecular Research, Inc., a Delaware corporation (“AMRI”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with UIC Parent Corporation, a Delaware corporation (“Parent”), and UIC Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of Parent (“Merger Sub” and, together with Parent, the “Acquiring Parties”), pursuant to which, subject to the satisfaction or waiver of the conditions therein, Merger Sub will merge with and into AMRI (the “Merger”), with AMRI surviving as a wholly-owned subsidiary of Parent. Parent and Merger Sub were formed by (i) affiliates of Carlyle Partners VI, L.P. (“Carlyle”) and (ii) GTCR Fund XI/A LP, GTCR Fund XI/C LP, and GTCR Co-Invest XI LP, collectively (“GTCR”). The Merger Agreement was unanimously approved by the members of the board of directors of AMRI (the “Board”) and by a special committee of the Board (the “Special Committee”), and the Board, upon the recommendation of the Special Committee, unanimously resolved to recommend approval of the Merger Agreement to AMRI’s stockholders (the “Board Recommendation”).

Subject to the terms of the Merger Agreement, at the effective time of the Merger (the “Effective Time”), each share of AMRI common stock issued and outstanding immediately prior to the Effective Time (other than shares owned by the Acquiring Parties or AMRI and shares held by stockholders who have perfected their statutory rights of appraisal under Section 262 of the Delaware General Corporation Law) will be automatically cancelled and converted into the right to receive $21.75 in cash, without interest and less any applicable withholding taxes (the “Merger Consideration”).

As of the Effective Time, each AMRI stock option, whether or not vested and exercisable, that is outstanding and unexercised immediately prior to the Effective Time and which has an exercise price less than the Merger Consideration will be automatically converted into the right to receive an amount in cash equal to the product of (x) the excess, if any, of the Merger Consideration over the per share exercise price of such AMRI stock option and (y) the aggregate number of shares of AMRI common stock that were issuable upon exercise or settlement of such AMRI stock option immediately prior to the Effective Time.  As of the Effective Time, (i) each outstanding share of AMRI restricted stock shall become fully vested and the restrictions with respect thereto shall lapse and each such share shall be converted into the right to receive the Merger Consideration and shall be treated in the same manner as the other shares of AMRI common stock, (ii) each outstanding AMRI time-based and performance-based restricted stock unit shall be cancelled in exchange for the right to receive an amount in cash equal to the product of (X) the Merger Consideration and (Y) the aggregate number of shares of AMRI common stock subject to such AMRI restricted stock unit award (with such performance-based restricted stock unit deemed fully earned at the greater of 100% of the specified target award level and the percentage of the target award level that would be earned based on the achievement of the applicable performance metric as of the Effective Time), and (iii) each outstanding AMRI phantom stock award shall be converted into the right to receive an amount in cash equal to the product of (A) the Merger Consideration and (B) the aggregate number of shares of AMRI common stock subject to such AMRI phantom stock award.

The Merger Agreement contains customary representations, warranties and covenants of AMRI and the Acquiring Parties, including, among others, covenants by AMRI to conduct its business in the ordinary course during the period between execution of the Merger Agreement and consummation of the Merger (the “Closing”) and prohibiting AMRI from engaging in certain kinds of activities during such period without the consent of the Acquiring Parties.  The Merger Agreement also contains customary termination provisions for both AMRI and Parent, as discussed in more detail below.

The Merger is conditioned upon, among other things, the approval of the Merger Agreement by the affirmative vote of holders of at least a majority of all outstanding shares of common stock of AMRI (the “Stockholder Approval”) at a meeting of AMRI’s stockholders held for such purpose (the “Stockholder Meeting”), the expiration of the applicable waiting periods (and any extension thereof) under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 and applicable foreign antitrust laws and other customary closing conditions.

AMRI will be subject to a customary “no-shop” provision whereby, subject to certain exceptions, it will be prohibited from (i) soliciting, initiating, knowingly facilitating, or knowingly encouraging any inquiries, proposals or offers that constitute, or that could reasonably be expected to lead to, an alternative transaction (an “Acquisition Proposal”), (ii) engaging in, continuing or otherwise participating in discussions or negotiations with third parties regarding an Acquisition Proposal, or furnishing to third parties any information or providing any access to the business, properties, assets or personnel of AMRI or any of its subsidiaries relating in any way to, or for the purpose of encouraging or facilitating an Acquisition Proposal, or (iii) entering into any letter of intent or agreement with respect to an Acquisition Proposal or requiring AMRI to abandon the Merger.  The “no shop” provision is subject to a customary “fiduciary out” provision that allows AMRI, under certain circumstances and in compliance with certain obligations, to provide information and engage in discussions or negotiations with respect to an Acquisition Proposal that constitutes, or could reasonably be expected to result in, a superior acquisition proposal (a “Superior Proposal”) and, until approval of the Merger at the Stockholder Meeting, to accept a Superior Proposal and terminate the Merger Agreement, subject to the payment of a termination fee in certain instances, as described below.

AMRI is required to pay a $35 million termination fee (i) if Parent terminates the Merger Agreement because the Board withdraws or otherwise acts in a manner adverse to the Board Recommendation (including by failing to include the Board Recommendation in the proxy statement or reaffirm the Board Recommendation under certain circumstances or there is a material breach by AMRI of the “no shop” or “fiduciary out” provisions noted above), (ii) if AMRI terminates the Merger Agreement because the Board withdraws the Board Recommendation and, concurrently with such termination, enters into a Superior Proposal for at least 50% of the assets or voting equity of AMRI, or (iii) if (x) the Merger Agreement is terminated by AMRI or Parent because AMRI fails to obtain Stockholder Approval or by Parent for certain uncured breaches by AMRI or by either AMRI or Parent if the end date under the Merger Agreement has occurred and AMRI has materially breached the Merger Agreement, (y) an Acquisition Proposal was made under certain circumstances, and (z) a Superior Proposal for at least 50% of the assets or voting equity of AMRI is consummated or entered into within twelve months after termination and is subsequently consummated (whether during such twelve month period or thereafter). In no event would AMRI be required to pay a termination fee on more than one occasion.

The Merger Agreement provides that Parent shall pay to AMRI a $70 million termination fee (the “Parent Termination Fee”) if AMRI terminates the Merger Agreement in certain circumstances due to certain breaches by the Acquiring Parties or if the Acquiring Parties fail to consummate the Merger and all other conditions to Closing are satisfied or waived (other than those conditions that would be and are capable of being satisfied at Closing).

Parent has obtained equity and debt financing commitments to finance the transactions contemplated by the Merger Agreement, including the payment of the Merger Consideration, payments in respect of equity awards, repayment of indebtedness and payment of all related fees and expenses. In addition, each of Carlyle and GTCR has executed a limited guarantee in favor of AMRI to guarantee, subject to the limitations described therein, the payment of the Parent Termination Fee and certain other expense obligations of the Acquiring Parties under the Merger Agreement.

The foregoing description of the Merger Agreement and the transactions contemplated thereby do not purport to be complete and are subject to, and qualified in their entirety by, the full text of the Merger Agreement, which is attached to this Current Report on Form 8-K as Exhibit 2.1 and which is incorporated herein by reference.

The Merger Agreement is attached to provide investors with information regarding its terms and is not intended to provide any other factual information about AMRI, Parent or Merger Sub.  The assertions embodied in the representations and warranties the parties made in the Merger Agreement were made for purposes of the Merger Agreement and are subject to qualifications and limitations agreed to by the respective parties in connection with negotiating the terms of the Merger Agreement, including information contained in confidential disclosure schedules that the parties exchanged in connection with signing the Merger Agreement.  Accordingly, investors and security holders should not rely on such representations and warranties as characterizations of the actual state of facts or circumstances, since they were only made as of a specific date and are modified in important part by the underlying disclosure schedules.  In addition, certain representations and warranties may be subject to a contractual standard of materiality different from what might be viewed as material to stockholders, or may have been used for purposes of allocating risk between the respective parties rather than establishing matters of fact.  Moreover, information concerning the subject matter of such representations and warranties may change after the date of the Merger Agreement, which subsequent information may or may not be fully reflected in AMRI’s or the Acquiring Parties’ public disclosures.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements with Certain Officers.

On June 5, 2017, the Board approved modifications to each of William Marth and Margalit Fine’s employment agreements, to provide that, within thirty (30) days of a change of control transaction, such executive shall be entitled to receive a sum equal to the executive’s pro rata target cash bonus for the year in which such change of control occurred.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.

On June 5, 2017, the Board determined that it was in the best interests of AMRI and its stockholders to adopt, and did adopt, a by-law amendment (the “By-law Amendment”), effective immediately, entitled “Exclusive Jurisdiction of Delaware Courts.” Pursuant to Section 115 of the Delaware General Corporation Law, the By-law Amendment designates the Chancery Court of the State of Delaware (or, if the Chancery Court does not have jurisdiction, the federal district court for the District of Delaware or other state courts of the State of Delaware) as the sole and exclusive forum, unless AMRI consents in writing to the selection of an alternative forum, for (i) any derivative action or proceeding brought on behalf of AMRI, (ii) any action asserting a claim of, or a claim based on, breach of a fiduciary duty owed by any director, officer or other employee or stockholder of AMRI, (iii) any action asserting a claim arising pursuant to any provision of the Delaware General Corporation Law or AMRI’s restated Certificate of Incorporation or amended and restated By-laws or (iv) any action asserting a claim against AMRI or any current or former director, officer, employee or stockholder governed by the internal affairs doctrine. A copy of the By-law Amendment is attached as Exhibit 3.1 to this report and is incorporated herein by reference.

Item 8.01. Other Events.

On June 6, 2017, AMRI issued a press release announcing the entry into the Merger Agreement.  A copy of the press release is furnished herewith as Exhibit 99.1.

Additional Information About the Proposed Transaction and Where to Find It

This Current Report on Form 8-K does not constitute an offer to sell or the solicitation of an offer to buy any securities or the solicitation of any vote or approval. AMRI plans to file with the U.S. Securities and Exchange Commission (“SEC”) and furnish its stockholders with a proxy statement in connection with the proposed transaction with Carlyle and GTCR and security holders of AMRI are urged to read the proxy statement and the other relevant materials when they become available because such materials will contain important information about AMRI, Carlyle and GTCR and their respective affiliates and the proposed transaction. The proxy statement and other relevant materials (when they become available), and any and all other documents filed by AMRI with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov.

In addition, investors may obtain a free copy of AMRI’s filings from AMRI’s website at http://ir.amriglobal.com/ or by directing a request to: Albany Molecular Research, Inc., 26 Corporate Circle, Albany, New York 12203, attn: investorinfo@amriglobal.com.

INVESTORS AND SECURITY HOLDERS ARE URGED TO READ THE PROXY STATEMENT AND THE OTHER RELEVANT MATERIALS WHEN THEY BECOME AVAILABLE BEFORE MAKING ANY VOTING OR INVESTMENT DECISION WITH RESPECT TO THE PROPOSED TRANSACTION.

Participants in the Solicitation

AMRI and its directors and executive officers may be deemed to be participants in the solicitation of proxies from the security holders of AMRI in connection with the proposed transaction. Information about those directors and executive officers of AMRI, including their ownership of AMRI securities, is set forth in the proxy statement for AMRI’s 2017 Annual Meeting of Stockholders, which was filed with the SEC on April 19, 2017, as supplemented by other AMRI filings with the SEC. Investors and security holders may obtain additional information regarding the direct and indirect interests of AMRI and its directors and executive officers in the proposed transaction by reading the proxy statement and other public filings referred to above.

Forward-Looking Statements

This report includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements regarding the proposed Merger, the expected impact of the Merger on AMRI’s business, AMRI’s plans with regard to the proxy statement, the anticipated funding for the transaction, and the timing of the closing of the acquisition. The words “anticipates”, “believes”, “expects”, “may”, “plans”, “predicts”, “will”, “potential”, “goal” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. Readers should not place undue reliance on these forward-looking statements. AMRI’s actual results may differ materially from such forward-looking statements as a result of numerous factors, some of which AMRI may not be able to predict and may not be within AMRI’s control. Factors that could cause such differences include, but are not limited to, (i) the risk that the proposed merger may not be completed in a timely manner, or at all, which may adversely affect AMRI's business and the price of its common stock, (ii) the failure to satisfy all of the closing conditions of the proposed merger, including the adoption of the Merger Agreement by AMRI's stockholders and the receipt of certain governmental and regulatory approvals in the U.S. and in foreign jurisdictions, (iii) the occurrence of any event, change or other circumstance that could give rise to the termination of the Merger Agreement, (iv) the effect of the announcement or pendency of the proposed merger on AMRI's business, operating results, and relationships with customers, suppliers, competitors and others, (v) risks that the proposed Merger may disrupt AMRI's current plans and business operations, (vi) potential difficulties retaining employees as a result of the proposed Merger, (vii) risks related to the diverting of management's attention from AMRI's ongoing business operations, and (viii) the outcome of any legal proceedings that may be instituted against AMRI related to the Merger Agreement or the proposed Merger. In addition, AMRI's actual performance and results may differ materially from those currently anticipated due to a number of risks including, without limitation: changes in customers’ spending and demand and the trends in pharmaceutical and biotechnology companies’ outsourcing of manufacturing services and research and development; AMRI’s ability to provide quality and timely services and to compete with other companies providing similar services; AMRI’s ability to comply with strict regulatory requirements; AMRI’s ability to successfully integrate past and future acquisitions and to realize the expected benefits of each; disruptions in AMRI’s ability to source raw materials; a change in the AMRI’s relationships with its largest customers; AMRI’s ability to service its indebtedness; AMRI’s ability to protect its technology and proprietary information and the confidential information of its customers; AMRI’s ability to develop products of commercial value under its collaboration arrangements; the risk of patent infringement and other litigation; as well as those risks discussed in AMRI’s Annual Report on Form 10-K for the year ended December 31, 2016 as filed with the Securities and Exchange Commission (SEC) on March 16, 2017, subsequent Quarterly Reports filed with the SEC and AMRI’s other SEC filings. Numerous factors, including those noted above, may cause actual results to differ materially from current expectations. AMRI expressly disclaims any current intention or obligation to update any forward-looking statement in this report to reflect future events or changes in facts affecting the forward-looking statements contained in this report.

Contact:

Patty Eisenhaur

Head of Investor Relations

518.512.2261

investorinfo@amriglobal.com

Item 9.01 - Financial Statements and Exhibits.

(d) Exhibits

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated June 5, 2017, by and among Albany Molecular Research, Inc., UIC Parent Corporation and UIC Merger Sub, Inc.*

3.1	Amendment to Amended and Restated By-laws

99.1	Press Release, dated June 6, 2017**

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. AMRI hereby undertakes to furnish copies of any of the omitted schedules upon request by the SEC.

** Furnished herewith.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Albany Molecular Research, Inc.

Dated: June 6, 2017	By:	/s/ William S. Marth
Name: William S. Marth
Title: President and Chief Executive Officer

Exhibit Index

Exhibit Number	Description
2.1	Agreement and Plan of Merger, dated June 5, 2017, by and among Albany Molecular Research, Inc., UIC Parent Corporation and UIC Merger Sub, Inc.*

3.1	Amendment to Amended and Restated By-laws

99.1	Press Release, dated June 6, 2017**

* Schedules have been omitted pursuant to Item 601(b)(2) of Regulation S-K. AMRI hereby undertakes to furnish copies of any of the omitted schedules upon request by the SEC.

** Furnished herewith.